                                                                    Exhibit 10.3

                             Distribution Agreement
                                     between
                           Infogrames Entertainment SA
                                       and
                                Infogrames, Inc.

      This Distribution Agreement (this "Agreement") is entered into by and between Infogrames Europe SA (formerly Infogrames Multimedia SA) and Infogrames Entertainment SA (together, "IESA") and Infogrames, Inc. ("Infogrames") as of October 2, 20000 (the "Effective Date").

      Whereas, IESA is in the business of publishing and marketing Products and wishes to license Infogrames to distribute, publish and market Products owned or controlled by IESA; and

      Whereas, Infogrames wishes to obtain the right to distribute, publish and market Products owned or controlled by IESA;

      NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

      1. Definitions

            (a) "Chargeback" means deductions customers take against an Infogrames invoice for price protection, promotions or markdowns.

            (b) "Confidential Information" means trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, computer programs, business activities and operations. In order to be considered "Confidential Information," the information must contain a legend, such as "Confidential Information," "Confidential" or "Proprietary," or if orally disclosed, such information shall be considered and treated as Confidential Information only if it is clearly identified at the time of disclosure as being confidential and the disclosing party gives written notice within 10 days after disclosure specifically reciting the information orally disclosed and stating that such information is Confidential Information.

            (c) "Manufacturing Costs" means all reasonable direct costs of manufacturing, including license fees paid to console product manufacturers and in-bound transportation costs, for Products sold and not returned.

            (d) "Master" means a gold-master CD-ROM, cartridge or other appropriate electronic medium of delivery which is of sufficient quality to allow reproduction of the applicable software product without any material degradation, plus the applicable user manual and any and all documentation reasonably necessary to exercise Infogrames' rights under this Agreement, including without limitation, graphics in hard and electronic copy.

            (e) "Merchandise" means goods and sundries bearing the names, characters, themes or based on the storylines related to any Product.

            (f) "Net Revenues" means gross revenues received by Infogrames from third parties, less any returns, Chargebacks, discounts, rebates, Manufacturing Costs, taxes, duties, commissions, insurance and transportation costs.

            (g) "Products" means the Products (in any format, e.g. PC, Macintosh, console, video, online play) which Infogrames (and its subsidiaries) has the right to distribute in the Territory, whether licensed or owned by IESA (or its subsidiaries), and any demonstration versions and derivative works thereof, including without limitation, rights to merchandising, television, film, music, hint books, strategy guides, sequels, add-ons and level packs.

            (h) "Trademarks" means the trademarks, logos, service marks, trade names and other proprietary markings owned by or licensed to IESA in connection with any Product.

            (i) "Territory" means the United States, Canada and their territories and possessions.

            (j) All capitalized terms not defined herein are as defined in the Securities Purchase Agreement between the parties dated as of November 15, 1999.

      2. License: IESA hereby grants to Infogrames the exclusive right to publish, manufacture, have manufactured, localized, adapt, market, advertise, promote, publicize, distribute, sell, sublicense or otherwise exploit the Products through all channels of distribution in the Territory. Upon Infogrames' request, IESA shall provide Infogrames with all materials reasonably necessary for Infogrames to localize the Products, including without limitation, source code and all related documentation, subject to their availability to IESA and to third-party approval rights, as applicable.

      3. Trademark License: Subject to any approvals as may be required by a third party licensor, IESA hereby grants to Infogrames a royalty-free, non-exclusive, non-transferable license to use IESA's Trademarks in connection with the exercise of the license granted to Infogrames pursuant to Paragraph 2 of this Agreement. IESA's Trademarks and the goodwill associated therewith are and remain IESA's exclusive property. Infogrames shall acquire no right, title or interest in IESA's Trademarks or the goodwill associated therewith, other than the limited license and right to use IESA's Trademarks as set forth under this Agreement. All usage of IESA's Trademarks by Infogrames shall inure to IESA's benefit. Infogrames will use all reasonable efforts to ensure that all applicable and reasonably necessary Trademarks used for a Product appear clearly on the packaging and major advertising and promotional materials for such Product.

      4. Purchase of Prepackaged Products: If IESA offers prepackaged Products, Infogrames shall be entitled to purchase such prepackaged Products at IESA's actual direct cost of manufacture, F.O.B. Infogrames' warehouse. The prepackaged Products will be purchased on a purchase order basis, under Infogrames standard purchase order terms and conditions. Royalties due IESA for the subsequent sale of such product are covered by the other terms and conditions of this Agreement including but not limited to Paragraphs 7 and 14 below.

      5. Return of Prepackaged Products: Infogrames shall be entitled to return prepackaged Products purchased from IESA to IESA for a full refund or credit, at Infogrames' option.

      6. Delivery of Non-Prepackaged Products: IESA will deliver as soon as practicable a complete English language NTSC Master of any Product which is licensed to Infogrames under this Agreement for manufacture by or for Infogrames pursuant to this Agreement.

      7. Royalties on Products: Infogrames will pay to IESA a royalty on distribution of Products which are manufactured by or for Infogrames pursuant to the license granted herein calculated as follows:

            (a) If a third party is entitled to royalties based on Infogrames' distribution of the specific Product, then the royalty will be the greater of (i) 30% of the Net Revenues Infogrames actually receives from the distribution of such Product or (ii) 130% of the royalty due to such third party (not including any advance) actually paid by IESA to the third party for such Product. IESA will inform Infogrames at the time such Product is delivered to Infogrames of the amount of the royalty due to such third party in writing.

            (b) If the Product is internally developed by IESA, or any of its subsidiaries, then the royalty will be 30% of the Net Revenues Infogrames actually receives from the distribution of the Product

            (c) No royalties will be due from Infogrames to IESA for up to 500 units of each Product, to be used for promotional and demonstration purposes.

            (d) No royalties will be due from Infogrames to IESA for any transfer or payment amongst IESA and its subsidiaries (and their subsidiaries).

      8. Obligation to Release Product. Infogrames shall actively commence marketing and selling the Products within the Territory in reasonable commercial quantities within three (3) months following Infogrames' receipt of Masters. If Infogrames shall fail to have commenced actively marketing and selling the Products in the Territory within three (3) months following the receipt of Masters with respect thereto, then IESA shall have the right, in addition to any other rights which IESA may have hereunder, upon thirty (30) days prior written notice to Infogrames, to declare such right henceforth to be nonexclusive.

      9. Anti-Export Protection. Infogrames shall use commercially reasonable efforts not to sublicense, distribute or sell any Products to any distributor or customer who Infogrames knows, or could reasonably be expected to know, intends to resell or export the Products outside of the Territory. A license, sublicense, distributor or customer who wrongfully resells or exports Products outside of the Territory is referred to as an "Exporter." IESA shall have the right, in addition to any other rights which it may have hereunder, to require Infogrames to terminate any license, distribution agreement or arrangement with any such Exporter who is wrongfully distributing Products in violation of the rights of IESA.

      10. Prohibition of Sublicensing; Derivative Works. Infogrames shall not sublicense any of the rights granted to Infogrames hereunder without IESA'S prior written consent, such consent not to be unreasonably withheld. Infogrames shall not exploit derivative works related to the Products, including without limitation rights to merchandising, television, film, music, hint books, strategy guides, sequels, add-ons and level packs, without IESA'S prior written consent, such consent not to be unreasonably withheld. Notwithstanding the above, IESA acknowledges that Infogrames maintains sublicensing agreements with affiliates and/or third parties in certain countries within the Territory as listed on Schedule A and that such sublicensing agreements are deemed to be pre-approved with respect to the publishing and distribution of Product within those countries that is developed by IESA or its subsidiaries. Sublicensing to original equipment manufacturing (OEMs) for exploitation in the Territory is also deemed pre-approved for Product developed by IESA or its subsidiaries. Such pre-approvals for sublicensing within the Territory do not apply to Product developed by third parties.

      11. Approval Rights: The Products as manufactured, advertised, sold, distributed or otherwise disposed of by Infogrames under this Agreement shall be of customary quality and shall be sold and distributed in packaging acceptable to IESA and bearing IESA's Trademarks and trade names. Such packaging may indicate that the Products are distributed by Infogrames. Infogrames agrees to furnish IESA free of cost, for IESA's reasonable approval as to quality and style, samples of each Product together with its proposed packaging prior to the Product's release for sale or distribution. The Product shall not be sold or distributed by Infogrames without such approval. IESA will approve or reject samples submitted by Infogrames within ten (10) days of receipt of such samples: IESA's failure to respond to requests for approval within ten (10) days shall be deemed approval.

      12. Ownership of Intellectual Property Rights. Notwithstanding anything contained herein to the contrary and subject to the terms of this Agreement, all artwork, designs and computer software embodying the intellectual property embodied in the Products, or any reproduction thereof, or any packaging or advertising materials, which are designed, developed and/or created by Infogrames hereunder (or any of its sublicenses, affiliates or subsidiaries), shall be, and remain IESA's (or its affected third party's, as the case may be) sole and exclusive property, inclusive of all copyrights and right to copyright therein and thereto for the life of the copyright therein; provided that during the term of this Agreement, Infogrames shall have the exclusive right, license and privilege (without any compensation to IESA except as otherwise provided in this Agreement) to use all such above described materials in connection with its exploitation, sale and distribution of the Products.

            Subject to the terms of this Agreement, Infogrames acknowledges and agrees that: All copyrights, trademarks and service marks and rights to same referred to in this Agreement in the name of and/or owned by and/or licensed to IESA shall be and remain the sole and complete property of IESA, or its affected third-party licensors, as the case may be; that all such copyrights, trademarks and service marks and rights to same in the name of or owned by any copyright proprietor other than IESA or Infogrames shall be and remain the sole and complete property of such copyright proprietor; that all trademarks and service marks which, and/or the right to use which, arise out of the license hereby granted to use the intellectual property embodied in the Products shall be and remains the sole and complete property of IESA (or its affected third-party licensors, as the case may be); that Infogrames shall not at any time acquire or claim any right, title or interest of any nature whatsoever in any such trademark or service mark by virtue of this Agreement or of Infogrames' uses thereof in connection with the Products; and that any right, title or interest in or relating to any such trademark or service mark, which comes into existence as a result of, or during the term of, the exercise by Infogrames of any rights granted to it hereunder shall immediately vest in IESA (or its affected third-party licensor, as the case may be).

      13. Taxes. All amounts due hereunder include any applicable taxes and duties.

      14. Payment Procedures: Infogrames will report to IESA the amount of royalties due within sixty (60) days after the end of each calendar quarter, and each such report will be accompanied by payment of such amount; provided, however, that Infogrames shall be entitled to credit the amounts to be paid by IESA to any amounts that IESA owes to Infogrames under the agreement or security whatsoever. All payments will be made in U.S. dollars.

      15. Audit: Infogrames will keep accurate records of the basis for the royalty determination and will make such records available to an independent certified public accountant mutually agreed upon by the parties for inspection during normal business hours, provided however such inspection shall not interfere with Infogrames' normal business activities. Such accountant shall be under an obligation of confidentiality to Infogrames, and will only disclose to IESA whether or not the royalty reports provided to IESA by Infogrames were correct, and if not, the amount by which the royalty reports are incorrect. No other information will be provided to IESA. If Infogrames has underpaid the royalties due, Infogrames will promptly pay the underpaid amount. If Infogrames has overpaid the royalties due, Infogrames may elect, in its sole discretion, to either credit such overpayment against royalties to come due in the future or require IESA to refund such overpayment to Infogrames promptly. Inspections shall be at IESA's cost, shall not occur more frequently than once annually and shall not cover the same records more than once; provided, however, that the reasonable cost of the inspection will be reimbursed by Infogrames if the inspection discovers an underpayment in excess of ten (10%) percent.

      16. IESA Warranties and Indemnity: IESA warrants and represents that IESA has sufficient rights to the Products to grant Infogrames the licenses under this Agreement and that any Product provided to Infogrames under this Agreement does not and will not infringe any third party proprietary right. If Infogrames is obligated to pay any third party for rights reasonably necessary to exploit its rights under this Agreement, IESA will reimburse Infogrames such amount upon Infogrames' request. IESA warrants and represents that it has the right to enter into this Agreement and that this Agreement and IESA'S performance under this Agreement will not conflict or violate any obligations IESA may have under an agreement with any third party. IESA will indemnify Infogrames, and its affiliates, officers, directors and employees, against claims, actions, demands, liabilities, losses, damages, expenses (including reasonable attorneys' fees and legal costs) related to alleged or actual infringement of third party proprietary rights by the Products and to alleged personal injury or property damage related to the Products. IESA will indemnify Infogrames, and its affiliates, officers, directors and employees, against any claims, liabilities, losses, damages, injuries, costs, expenses, causes of action, claims, demands, assessments and similar matters related to any breach of IESA's warranties.

      17. Infogrames Warranties and Indemnity: Infogrames warrants and represents that it has the full power and authority to enter into this Agreement. Except as contemplated hereby, Infogrames warrants and represents that it will not assign, transfer, lease, convey or grant a security interest in or otherwise similarly dispose of the Products or any related materials. Infogrames warrants and represents that it shall use its reasonable best efforts to protect IESA's and any applicable third party's intellectual property rights covered by this Agreement in the Territory against infringement. Infogrames warrants and represents that the making of this Agreement and the manufacture, marketing, sale and distribution of the Products shall not infringe upon or violate any laws or regulations of any nation with the Territory; any agreement, right or obligation between Infogrames and any other person, firm or corporation; or any rights of any third party. Infogrames will indemnify IESA, and its affiliates, officers, directors and employees, against any claims, liabilities, losses, damages, injuries, costs, expenses, causes of action, claims, demands, assessments and similar matters related to any breach of Infogrames' warranties.

      18. Conditions on Indemnity Obligations: The indemnity obligations set forth in this Agreement are conditioned upon the party claiming indemnification (the "Indemnified Party") promptly notifying the indemnifying party (the "Indemnifying Party") of the claim, allowing the Indemnifying Party to control any defense or settlement of such claim and assisting the Indemnified Party in the defense or settlement so long as the Indemnifying Party reimburses the Indemnified Party's reasonable expenses.

      19. Term: The term of this Agreement will be the later of (a) seven years or (b) the period of time during which IESA and its subsidiaries hold at least twenty-five percent (25%) of the voting stock of Infogrames.

      20. Termination: This Agreement may be terminated by Infogrames in its sole discretion upon ninety (90) days written notice to IESA. Either party may terminate this Agreement for a material breach by the other party which has not been cured within sixty days after the non-breaching party provided written notice of such breach to the breaching party.

      21. Effect of Termination: Upon termination of this Agreement, the licenses granted hereunder will terminate, provided however, that in the event such termination is for other than a breach by Infogrames, the licenses will continue to the extent necessary for a period of up to six (6) months to allow Infogrames to distribute its remaining inventory of Products and to fulfill its obligations under any agreement with a third party. Paragraphs 1, 3, 7, 9, 10, 12, 14-18 and 21-30 shall survive termination of this Agreement for any reason.

      22. Assignment: Infogrames may assign all or a portion of its rights under this Agreement to its affiliates. In the event of a change in control of Infogrames to a successor entity or any of its affiliates, Infogrames may not assign this Agreement to any other third party without IESA approval. Subject to the foregoing, the provisions of this Agreement shall apply to and bind the successors and permitted assigns of the parties. Any attempted assignment or other transfer of this Agreement not in compliance with this Paragraph 22 shall be null and void and shall be deemed to be a material breach of this Agreement which is not capable of cure.

      23. Confidentiality: Each party agrees that it will hold in strict confidence and not disclose the Confidential Information of the other party to any third party and to use the Confidential Information of the other party for no purpose other than the purposes expressly permitted by this Agreement. Each party shall only permit access to the other party's Confidential Information to those of its employees having a need to know and who have signed confidentiality agreements containing terms at least as restrictive as those contained in this Paragraph 23. Each party shall maintain the confidentiality and prevent accidental or other loss or disclosure of any Confidential Information of the other party with at least the same degree of care as it uses to protect its own Confidential Information but in no event with less than reasonable care. A party's obligations of confidentiality under this Agreement shall not apply to information which such party can document (i) is in the public domain without the breach of any agreement or fiduciary duty or the violation of any law, (ii) was known to the party prior to the time of disclosure without the breach of any agreement or fiduciary duty or the violation of any law, (iii) is independently developed by the party prior to receiving such Confidential Information without reference to any Confidential Information, (iv) is required to be disclosed pursuant to a judicial order, a requirement of a governmental agency or by operation of law, provided that such party gives the other party written notice of any such requirement immediately after learning of any such requirement, and takes all reasonable measures to avoid or limit disclosure under such requirements and to obtain confidential treatment or a protective order and has allowed such other party to participate in the proceeding. Upon written request by either party hereto, the other party shall promptly return all documents and other tangible materials representing the requesting party's Confidential Information and all copies thereof. Notwithstanding anything contained herein to the contrary, Infogrames reserves the right to publicly disclose the terms of this

            Agreement if it determines in good faith that this is a material agreement which must be filed with the Securities and Exchange Commission.

      24. Governing Law: The laws of the State of New York shall govern this Agreement, without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

      25. Relationship of Parties: The parties hereto expressly understand and agree that the parties are independent contractors in the performance of each and every part of this Agreement.

      26. Amendment and Waiver. Except as otherwise expressly authorized herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived only with the written consent of the parties.

      27. Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

      28. Notices. All notices, statements, and reports required or permitted by this Agreement shall be in writing and deemed to have been effectively given and received; (i) five (5) business days after the date of mailing if sent by registered or certified mail, postage prepaid, with return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means specified in this Paragraph 28; or
            (iii) when delivered if delivered personally or sent by express courier service. Notices shall be addressed as follows:

            If to IESA:                            If to Infogrames:

            Infogrames Entertainment SA            Infogrames, Inc.
            84, rue du 1er Mars 1943               417 Fifth Avenue
            Villeurbanne, 69100                    New York, New York 10016
            France                                 Attention: David J. Fremed
            Attention: Thomas Schmider             Telecopy: (212) 726-6590
            Telecopy: (011 33) 472 655116          Confirm: (212) 726-6553
            Confirm: (011 33) 472 655000

      29. Entire Agreement. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

      30. Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

      31. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

INFOGRAMES ENTERTAINMENT S.A.                INFOGRAMES, INC.

By:      /s/ Bruno Bonnell                   By:      /s/ David J. Fremed
         --------------------------                   --------------------------

Name:    Bruno Bonnell                       Name:    David J. Fremed
         --------------------------                   --------------------------

Title:   CEO                                 Title:   Sr. VP & CFO
         --------------------------                   --------------------------

                                   SCHEDULE A

                     PRE-APPROVED SUBLICENSING ARRANGEMENTS

                                                              AFFILIATION WITH
COUNTRY/TERRITORY                      ENTITY                INFOGRAMES (IF ANY)
-----------------                      ------                -------------------
None.

                          INFOGRAMES INTERACTIVE, INC.
                                 50 Dunham Road
                               Beverly, Ma. 01915

                                                               November 12, 2002

Infogrames, Inc.
417 Fifth Avenue
New York, New York 10016

      Re:   Distribution Agreement

Gentlemen:

      Reference is made to the Distribution Agreement (the "Inter-Company Distribution Agreement") between and among Infogrames Europe, SA and Infogrames Entertainment, SA (together, "IESA") and Infogrames, Inc. ("Inc.") dated as of October 2, 2000. Capitalized terms used herein without definition have the meanings provide in the Inter-Company Distribution Agreement. The undersigned parties hereby agree as follows:

      1. Although Infogrames Interactive, Inc. ("I-Cubed"), which is a wholly-owned subsidiary of IESA, is not a signatory to the Inter-Company Distribution Agreement, at all times since I-Cubed became a subsidiary of IESA (i.e., as a result of the purchase by IESA of Hasbro Interactive, Inc., now know as I-Cubed), the undersigned parties have been operating under and have considered themselves bound by all terms and conditions contained in the Inter-Company Distribution Agreement which are applicable to IESA or any subsidiary thereof, including without limitation, those set forth in paragraph 3 below.

      2. I-Cubed hereby agrees to be bound by all of the provisions of the Inter-Company Distribution Agreement which are applicable to IESA or any subsidiary thereof, including without limitation, (i) the exclusive right of Inc. to publish, manufacture, have manufactured, localize, adapt, market, advertise, promote, publicize, distribute, sell, sublicense or otherwise exploit all Products which I-Cubed has the right to distribute in the Territory, whether licensed or owned by I-Cubed, through all channels of distribution in the Territory under Section 2 thereof, (ii) Inc.'s royalty free license to use I-Cubed's Trademarks under Section 3 thereof, and (iii) Inc.'s right to purchase prepackaged Products from I-Cubed under Section 4 thereof.

                                            INFOGRAMES INTERACTIVE, INC.

                                            By:  /s/ Lisa S. Rothblum
                                                 -------------------------------
                                                 Name:   Lisa Rothblum
                                                         -----------------------
                                                 Its:    Senior Vice President
                                                         -----------------------

ACKNOWLEDGED AND AGREED:

INFOGRAMES, INC.

By:   /s/ Lisa S. Rothblum
      ----------------------------------
      Name:    Lisa Rothblum
               -------------------------
      Its:     Senior Vice President
               -------------------------

INFOGRAMES ENTERTAINMENT, SA

By:   /s/ Bruno Bonnell
      ----------------------------------
      Name:    Bruno Bonnell
               -------------------------
      Its:     CEO
               -------------------------

INFOGRAMES EUROPE, SA

By:   /s/ Bruno Bonnell
      ----------------------------------
      Name:    Bruno Bonnell
               -------------------------
      Its:     CEO
               -------------------------


                                        2